During the period ended June 30, 2004, the registrant issued two new classes of shares, common shares of beneficial interest and preferred shares of beneficial interest. For a description of these securities see the registrant's registration statement on Form N-2 filed on February 24, 2004 with respect to its common shares
(SEC File No. 110333) and the registrant's registration statement filed on May 11, 2004 with respect to its preferred shares
(SEC File No. 113562).






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